ADMINISTRATION AGREEMENT
     This Administration Agreement (“Agreement”) dated and effective as of , 2006, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Scottish Widows Investment Partnership Trust, a Delaware statutory trust (the “Trust”).
     WHEREAS, the Trust is an open-end management investment company currently comprised of a single series, the Global Emerging Markets Fund (the “Fund”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Trust desires to retain the Administrator to furnish certain administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1. Appointment of Administrator
     The Trust hereby appoints the Administrator to act as administrator to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.
     The Trust currently consists of the Fund and its respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.
2. Delivery of Documents
     The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:
a.	The Trust’s Declaration of Trust and By-laws;
b.	The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”)

relating to the Fund and all amendments and supplements thereto as in effect from time to time;
c.	Certified copies of the resolutions of the Board of Trustees of the Trust (the “Board”) authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;
d.	A copy of the investment advisory agreement between the Trust and its investment adviser; and
e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.
3. Representations and Warranties of the Administrator
     The Administrator represents and warrants to the Trust that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;
b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;
c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;
d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and
e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.
4. Representations and Warranties of the Trust
     The Trust represents and warrants to the Administrator that:
a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;
b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;
d.	It is an investment company properly registered with the SEC under the 1940 Act;
e.	The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;
f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;
g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and
h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest.
5. Administration Services
     The Administrator shall provide the following services, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:
     Fund Administration Treasury Services
a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;
b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;
c.	Prepare for the review by designated officer(s) of the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;
d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;
e.	Provide periodic testing of the Fund with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;
f.	Prepare and furnish total return performance information for the Fund, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;
g.	Prepare and disseminate vendor survey information;
h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;
i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;
j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;
k.	Consult with the Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust;
     Fund Administration Blue Sky Services
l.	Perform Blue Sky services pursuant to the specific instructions of the Trust’s officers as detailed in Schedule B hereto;

     Fund Administration Legal Services
m.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, prepare minutes for such Board and committee meetings and attend the Trust’s shareholder meetings and prepare minutes of such meetings;
n.	Prepare and mail quarterly and annual Code of Ethics forms for Trustees who are not “interested persons” of the Trust under the 1940 Act (the “Independent Trustees”);
o.	Prepare for filing with the SEC the following documents: Form N-CSR, Form N-Q, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund and any sticker supplements to the Prospectus and SAI for the Fund;
p.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;
q.	Maintain general Board calendars and regulatory filings calendars;
r.	Maintain copies of the Trust’s Declaration of Trust and By-laws;
s.	Assist in developing guidelines and procedures to further enhance compliance by the Trust;
t.	Assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;
u.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;
v.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations;
w.	Respond to, or refer to the Fund’s officers or transfer agent, shareholder inquiries relating to the Fund subject to the Adviser’s periodic monitoring;
     Fund Administration Tax Services
x.	Compute tax basis provisions for both excise and income tax purposes;

y.	Prepare the Fund’s federal, state, and local income tax returns and extension requests for review and for execution and filing by the Trust’s independent accountants and execution and filing by the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;
z.	Coordinate Form 1099-DIV mailings; and
aa.	Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration.
     The Administrator shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.
     The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.
6. Fees; Expenses; Expense Reimbursement
     The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.
     The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.
     The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, From N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation;

costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used in computing the Fund’s net asset value.
     The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.
7. Instructions and Advice
     a. At any time, the Administrator may apply to any officer of the Trust or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.
     b. The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.
8. Limitation of Liability and Indemnification
     The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Trust and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2006 shall be the date of this Agreement through December 31, 2006, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2007 and terminating on December 31, 2007 shall be the date of this Agreement through December 31, 2006, calculated on an annualized basis.
     The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.
     The Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.
     The indemnification contained herein shall survive the termination of this Agreement.
9. Confidentiality
     The Administrator agrees to treat all Confidential Information communicated to it by the Trust in connection with the activities contemplated by this Agreement as confidential. “Confidential Information” shall mean all records and information in the Administrator’s possession relating to the Trust and its shareholders and shareholder accounts. The Administrator will not use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the Administrator is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the Trust. Confidential Information will not include information which: (a) is or becomes available to the general public through no fault of the Administrator; (b) is independently developed by the Administrator; or (c) is rightfully received by the Administrator from a third party without a duty of confidentiality. Notwithstanding the foregoing, the Trust acknowledges that the Administrator may provide access to and use of Confidential Information relating to the Trust to the Administrator’s respective employees, contractors, agents, professional advisors, auditors or persons performing similar functions. In addition, the Administrator may aggregate Fund data with similar data of other customers of the Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.
10. Compliance with Governmental Rules and Regulations; Records
     The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.
     In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator.
11. Services Not Exclusive
     The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.
12. Term, Termination and Amendment
(a)	This Agreement shall become effective as of the date first above written. The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice. In the event other Fund(s) are added to this Agreement as set forth herein, termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.
(b)	Upon termination of this Agreement, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.
(c)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.
13. Notices
     Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Trust: Edinburgh One, 60 Morrison Street, Edinburgh EH3 8BE, Attn: David Bryson, fax: 011 44 131 655 6385; if to the Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.
14. Non-Assignability
     This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.
15. Successors
     This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.
16. Entire Agreement
     This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.
17. Waiver
     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18. Severability
     If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.
19. Governing Law
     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.
20. Reproduction of Documents
     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
21. Counterparts
     This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

SCOTTISH WIDOWS INVESTMENT PARTNERSHIP TRUST
By:
	Name:	Andrew C. Frepp
	Title:	President

STATE STREET BANK AND TRUST COMPANY
By:
	Name:	Gary L. French
	Title:	Senior Vice President

ADMINISTRATION AGREEMENT
SCHEDULE A
Listing of Fund(s) and Classes of Shares

Fund	Classes of Shares

Global Emerging Markets Fund	N/A

ADMINISTRATION AGREEMENT
SCHEDULE B
Notice Filing with State Securities Administrators
At the specific direction of the Trust, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Administrator by the Trust.
The Trust shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction. In the event that the Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Trust, and it shall be the Trust’s responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.
The Blue Sky services shall consist of the following:
1.	Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.	Filing of Trust’s renewals and amendments as required;

3.	Filing of amendments to the Trust’s registration statement where required;

4.	Filing Trust sales reports where required;

5.	Payment at the expense of the Trust of all Trust Notice Filing fees;

6.	Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.	Filing of annual reports and proxy statements where required; and

8.	The performance of such additional services as the Administrator and the Trust may agree upon in writing.
Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law. Any such determination shall be made by the Trust or its legal counsel. In connection with the services described herein, the Trust shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trust, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1
LIMITED POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, as of                                          that                      (the “Trust”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at                                         , makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:
1. NOTICE FILINGS FOR FUND SHARES. The Power to submit notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s shares.
2. CHECKS. The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.
3. AUTHORIZED SIGNERS. Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.
The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority. Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Trust.
IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.
[NAME]

By:

Name:

Title:

Subscribed and sworn to before me
this     day of                                          20

Notary Public
State of

In and for the County of

My Commission expires